                                                                  EXHIBIT 23(c)

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-37085) and related Prospectus of Gleason Corporation for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 1997 (except for Note 14g., as to which the date is June 4, 1997) with respect to the consolidated financial statements of Hermann Pfauter GmbH & Co. and its consolidated subsidiaries included in its Current Report on Form 8-K dated August 14, 1997, as amended, filed with the Securities and Exchange Commission.

Stuttgart, Germany
November 11, 1997

Schitag Ernst & Young Deutsche Allgemeine Treuhand AG
Wirtschaftspruefungsgesellschaft (formerly Ernst & Young GmbH)

/s/ Jantz Hahn